ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated December 19, 2013

JPMorgan Chase & Co. Trigger Autocallable Optimization Securities

Linked to the Russell 2000® Index due on or about December 31, 2015

Linked to the S&P 500® Index due on or about December 31, 2015

Investment Description
Trigger Autocallable Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") linked to the performance of a specific index (the "Index"). The Securities are designed for investors who believe that the level of the applicable Index will remain flat or increase during the term of the Securities. If the applicable Index closes at or above the applicable Initial Index Level on any Observation Date, JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return for each Security increases the longer the Securities are outstanding. If by maturity the Securities have not been called, JPMorgan Chase will either repay the full principal amount or, if the applicable Index closes below the applicable Trigger Level on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the applicable Index from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates

❑Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the applicable Index Closing Level on any Observation Date is equal to or greater than the applicable Initial Index Level. The Call Return for each Security increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the applicable Index does not close below the applicable Trigger Level on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity. If the applicable Index closes below the applicable Trigger Level on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the applicable Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	December 27, 2013
	Settlement Date[1]	December 31, 2013
	Observation Dates[2]	Quarterly (see page 4)
	Final Valuation Date[2]	December 28, 2015
	Maturity Date[2]	December 31, 2015
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Postponement of an Observation Date — Securities Linked to a Single Component" and "Description of Securities — Payment at Maturity" in the accompanying product supplement no. UBS-11-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-11 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-11-I AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
This free writing prospectus relates to two (2) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Index. You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. This free writing prospectus does not, however, allow you to purchase a Security linked to a basket of both of the Indices described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the two (2) Security offerings is linked to a different Index, and each of the two (2) Security offerings has its own Call Return rate, Initial Index Level and Trigger Level, each of which will be finalized on the Trade Date and provided in the pricing supplement. The actual Trigger Level will not be greater than the high end of the applicable range listed below, but you should be willing to invest in the Securities if the applicable Trigger Level were set equal to the high end of that range. The performance of each Security offering will not depend on the performance of the other Security offering.

Index	Call Return Rate	Initial Index Level	Trigger Level	CUSIP	ISIN
Russell 2000® Index	8.00% per annum	$•	70% to 75% of the Initial Index Level	48127A393	US48127A3932
S&P 500® Index	6.00% per annum	$•	80% to 85% of the Initial Index Level	48127A385	US48127A3858

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. Each Security we are offering will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-11-I dated November 26, 2013, underlying supplement no. 1-I dated November 14, 2011 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-11-I, will supersede the terms set forth in product supplement no. UBS-11-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement, product supplement no. UBS-11-I and underlying supplement no. 1-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Russell 2000® Index		$10		$0.15		$9.85
Securities linked to the S&P 500® Index		$10		$0.15		$9.85
(1)	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Securities.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.15 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-45 of the accompanying product supplement no. UBS-11-I.

If the Securities priced today and assuming a Trigger Level equal to the middle of the applicable range listed above, the estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $9.748 and $9.754 per $10 principal amount Security linked to the Russell 2000® Index and linked to the S&P 500® Index, respectively. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and for each Security offering will not be less than $9.60 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this free writing prospectus for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-11-I, underlying supplement no. 1-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to two (2) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Index. The purchaser of a Security will acquire a security linked to a single Index (not to a basket that includes the other Index). You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. While each Security offering relates only to a single Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Index (or the other Index) or as to the suitability of an investment in the Securities.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-11-I dated November 26, 2013 and underlying supplement no. 1-I dated November 14, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-11-I and "Risk Factors" in the accompanying underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-11-I dated November 26, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213009617/e56367_424b2.pdf
♦	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the applicable Index.

♦You believe the applicable Index will close at or above the applicable Initial Index Level on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the level of the applicable Index and that your potential return is limited to the applicable Call Return.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Index.

♦You would be willing to invest in the Securities if the applicable Trigger Level were set equal to the high end of the applicable range indicated on the cover hereof (the actual Trigger Level will be finalized on the Trade Date and provided in the pricing supplement and will not be greater than the high end of the applicable range listed on the cover).

♦You do not seek current income from this investment and are willing to forgo dividends paid on the stocks included in the applicable Index.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of 24 months.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the applicable Index.

♦You require an investment designed to provide a full return of principal at maturity.

♦You believe that the level of the applicable Index will decline during the term of the Securities and is likely to close below the applicable Trigger Level on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation in the level of the applicable Index or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Index.

♦You would not be willing to invest in the Securities if the applicable Trigger Level were set equal to the high end of the applicable range indicated on the cover hereof (the actual Trigger Level will be finalized on the Trade Date and provided in the pricing supplement and will not be greater than the high end of the applicable range listed on the cover).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the stocks included in the applicable Index.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 24 months, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this free writing prospectus, "Risk Factors" in the accompanying product supplement no. UBS-11-I and "Risk Factors" in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Indicative Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Index	Russell 2000® Index S&P 500® Index
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	24 months, unless called earlier
Call Feature	The Securities will be called if the applicable Index Closing Level on any Observation Date is equal to or greater than the applicable Initial Index Level. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the applicable Call Price for the applicable Observation Date.
Observation Dates[1,2]	March 27, 2014 June 26, 2014 September 26, 2014 December 29, 2014 March 27, 2015 June 26, 2015 September 28, 2015 December 28, 2015 (Final Valuation Date)
Call Settlement Dates[2]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The Call Return for each Security increases the longer the Securities are outstanding and is based upon a rate of (i) 8.00% per annum for Securities linked to the Russell 2000® Index and (ii) 6.00% per annum for Securities linked to the S&P 500® Index.
Call Price

The Call Price for each Security equals the principal amount per Security plus the applicable Call Return.

The table below reflects the Call Return rate of (i) 8.00% per annum for Securities linked to the Russell 2000® Index and (ii) 6.00% per annum for Securities linked to the S&P 500® Index.

Observation Date[1,2]	Call Settlement Dates[2]	Russell 2000® Index		S&P 500® Index
		Call Return (numbers below reflect the rate of 8.00% per annum)	Call Price (per $10)	Call Return (numbers reflect the rate of 6.00% per annum)	Call Price (per $10)
March 27, 2014	March 31, 2014	2.00%	$10.20	1.50%	$10.15
June 26, 2014	June 30, 2014	4.00%	$10.40	3.00%	$10.30
September 26, 2014	September 30, 2014	6.00%	$10.60	4.50%	$10.45
December 29, 2014	December 31, 2014	8.00%	$10.80	6.00%	$10.60
March 27, 2015	March 31, 2015	10.00%	$11.00	7.50%	$10.75
June 26, 2015	June 30, 2015	12.00%	$11.20	9.00%	$10.90
September 28, 2015	September 30, 2015	14.00%	$11.40	10.50%	$11.05
December 28, 2015 (Final Valuation Date)	December 31, 2015 (Maturity Date)	16.00%	$11.60	12.00%	$11.20
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the applicable Final Index Level is equal to or greater than the applicable Trigger Level, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Security.

If the Securities are not automatically called and the applicable Final Index Level is less than the applicable Trigger Level, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 × (1 + Index Return)

Accordingly, you will incur a loss proportionate to the negative Index Return and will lose some or all of your investment.

Index Return	(Final Index Level - Initial Index Level) Initial Index Level
Initial Index Level	The Index Closing Level of the applicable Index on the Trade Date
Final Index Level	The Index Closing Level of the applicable Index on the Final Valuation Date
Trigger Level

For Securities linked to the Russell 2000® Index: 70% to 75% of the Initial Index Level

For Securities linked to the S&P 500® Index: 80% to 85% of the Initial Index Level

The actual Trigger Level for each Security will be finalized on the Trade Date and provided in the pricing supplement.

[1]	See footnote 1 under "Key Dates" on the front cover
[2]	See footnote 2 under "Key Dates" on the front cover

Investment Timeline
Trade Date	The applicable Initial Index Level is determined and the applicable Trigger Level is finalized.

Observation Dates

The Securities will be called if the applicable Index Closing Level on any Observation Date is equal to or greater than the applicable Initial Index Level.

If the Securities are called, JPMorgan Chase will pay the applicable Call Price for the applicable Observation Date. This payment is equal to the principal amount plus an amount based on the applicable Call Return rate.

Maturity Date

The applicable Final Index Level is determined as of the Final Valuation Date.

If the Securities have not been automatically called and the applicable Final Index Level is equal to or greater than the applicable Trigger Level, at maturity JPMorgan Chase will repay the principal amount equal to $10.00 per Security.

If the Securities have not been automatically called and the applicable Final Index Level is less than the applicable Trigger Level, JPMorgan Chase will repay less than the principal amount, if anything, at maturity resulting in a loss proportionate to the decline of the applicable Index, equal to a return of:

$10 × (1 + Index Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-11-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss unless you hold your Securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the "IRS") or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Index. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-11-I and the "Risk Factors" section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the applicable Index Closing Level has declined below the applicable Trigger Level on the Final Valuation Date, you will be fully exposed to any depreciation of the applicable Index from the applicable Initial Index Level to the applicable Final Index Level and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Index Return. Under these circumstances, you will lose 1% of your principal for every 1% that the applicable Final Index Level is less than the applicable Initial Index Level and you could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Index at maturity.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the applicable Index Closing Level is above the applicable Trigger Level. If by maturity the Securities have not been called, JPMorgan Chase will repay you the full principal amount per Security, unless the applicable Index closes below the applicable Trigger Level on the Final Valuation Date. Under these circumstances, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the applicable Index from the Trade Date to the Final Valuation Date. This contingent repayment of principal is based on whether the applicable Final Index Level is below the applicable Trigger Level and applies only if you hold your Securities to maturity.
♦	Limited Return on the Securities — Your potential gain on the Securities will be limited to the applicable Call Return, regardless of the appreciation of the applicable Index, which may be significant. Because the Call Return for each Security increases the longer the Securities have been outstanding and your Securities can be called as early as the first quarterly Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, because the applicable Index Closing Level at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had hypothetically invested directly in the Index. Even though you will not participate in any potential appreciation of the applicable Index, you may be exposed to the applicable Index's downside market risk if the Securities are not called.

♦	The Probability That the Applicable Final Index Level Will Fall Below the Applicable Trigger Level on the Final Valuation Date Will Depend on the Volatility of the Applicable Index — "Volatility" refers to the frequency and magnitude of changes in the level of the applicable Index. Greater expected volatility with respect to the applicable Index reflects a higher expectation as of the Trade Date that the level of that Index could close below its Trigger Level on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Call Return rate for each Security is a fixed amount and depends in part on this expected volatility. However, the applicable Index's volatility can change significantly over the term of the Securities. The level of the applicable Index for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would receive the applicable Call Return rate could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	No Periodic Interest Payments — You will not receive any periodic interest payments on the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the applicable Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-11-I for additional information about these risks.
♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the applicable Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the applicable Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the applicable Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the applicable Index, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the level of the applicable Index;
♦	the time to maturity of the Securities;
♦	the dividend rates on the equity securities underlying the applicable Index;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing in the Equity Securities Included in the Applicable Index — Investing in the Securities is not equivalent to investing in the equity securities included in the applicable Index. As an investor in the Securities, you will not have any ownership interest or rights in the equity securities included in the applicable Index, such as voting rights, dividend payments or other distributions.
♦	Your Return on the Securities Will Not Reflect Dividends on the Equity Securities Included in the Applicable Index — Your return on the Securities will not reflect the return you would realize if you actually owned the equity securities included in the applicable Index and received the dividends on those equity securities. This is because the calculation agent will calculate the amounts payable to you on the Securities by reference to the applicable Index Closing Level on the Observation Dates without taking into consideration the value of dividends on the equity securities included in the applicable Index.
♦	We Cannot Control Actions by the Sponsor of the Applicable Index and That Sponsor Has no Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the applicable Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the applicable Index. The index sponsor of the applicable Index is not involved in these Securities offerings in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	No Assurances of a Flat or Bullish Environment — While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment at maturity if the Securities are not previously called.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Index and could affect the level of the applicable Index, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Level of the Applicable Index — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Index may adversely affect the level of the applicable Index and, therefore, the market value of the Securities.
♦	Market Disruptions May Adversely Affect Your Return — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the applicable Index Closing Level on an Observation Date, determining if the Securities are to be automatically called, calculating the applicable Index Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See "General Terms of Securities — Market Disruption Events" in the accompanying product supplement no. UBS-11-I.

♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Trigger Level for each Security will be finalized on the Trade Date and provided in the pricing supplement, and JPMS's estimated value may be as low as the applicable minimum set forth on the cover of this free writing prospectus, and the Trigger Level may be as high as the applicable maximum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Securities based on the minimum for JPMS's estimated value and the maximum for the Trigger Level of the applicable Security.

Risks Relating to Securities Linked to the Russell 2000® Index

♦	An Investment in the Securities is Subject to Risks Associated with Small Capitalization Stocks —The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Risks Relating to Securities Linked to the S&P 500® Index

♦	We Are Currently One of the Companies that Make Up the S&P 500® Index — We are currently one of the companies that make up the S&P 500® Index. To our knowledge, we are not currently affiliated with any other issuers the equity securities of which are included in the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the S&P 500® Index and the Securities.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Index with the following assumptions (the actual terms will be finalized on the Trade Date and provided in the pricing supplement; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	24 months (unless earlier called)
Initial Index Level:	1,000.00
Call Return Rate:	4.00%* per annum (or 1.00% per quarter)
Observation Dates:	Quarterly
Trigger Level:	800.00 (which is 80.00%** of the hypothetical Initial Index Level)
*	The actual Call Return rate for each Security is listed on the cover hereof.
**	The actual Trigger Level for each Security will be finalized on the Trade Date and provided in the pricing supplement. The actual value of the payment upon automatic call or at maturity and the actual Trigger Level applicable to your Securities may be more or less than the amounts displayed in these hypothetical scenarios, and depend in part on the Initial Index Level of the applicable Index, which will be finalized on the Trade Date and provided in the pricing supplement.

The examples below are purely hypothetical and are not based on any specific offering of Securities linked to any specific Index. These examples are intended to illustrate how the value of any payment on the Securities will depend on the Index Closing Level on the Observation Dates.

Example 1 — Securities Are Called on the First Observation Date

Index Closing Level at first Observation Date:	1,100.00 (at or above Initial Index Level, Securities are called)
Call Price (per Security):	$10.10

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.10 per $10.00 principal amount (1.00% return on the Securities).

Example 2 — Securities Are Called on the Final Valuation Date

Index Closing Level at first Observation Date:	950.00 (below Initial Index Level, Securities NOT called)
Index Closing Level at second Observation Date:	900.00 (below Initial Index Level, Securities NOT called)
Index Closing Level at third to seventh Observation Dates:	Various (all below Initial Index Level, Securities NOT called)
Index Closing Level at Final Valuation Date:	1,050.00 (at or above Initial Index Level, Securities are called)

Call Price (per Security):	$10.80

Because the Securities are called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $10.80 per $10.00 principal amount (8.00% return on the Securities). This reflects the maximum payment on the Securities.

Example 3 — Securities Are NOT Called and the Final Index Level Is At or Above the Trigger Level

Index Closing Level at first Observation Date:	950.00 (below Initial Index Level, Securities NOT called)
Index Closing Level at second Observation Date:	900.00 (below Initial Index Level, Securities NOT called)
Index Closing Level at third to seventh Observation Dates:	Various (all below Initial Index Level, Securities NOT called)
Index Closing Level at Final Valuation Date:	800 (below Initial Index Level, but at or above Trigger Level, Securities NOT called)

Settlement Amount (per Security):	$10.00

Because the Securities are not called and the Final Index Level is above or equal to the Trigger Level, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a zero percent return on the Securities).

Example 4 — Securities Are NOT Called and the Final Index Level Is Below the Trigger Level

Index Closing Level at first Observation Date:	950.00 (below Initial Index Level, Securities NOT called)
Index Closing Level at second Observation Date:	900.00 (below Initial Index Level, Securities NOT called)
Index Closing Level at third to seventh Observation Dates:	Various (all below Initial Index Level, Securities NOT called)
Index Closing Level at Final Valuation Date:	400.00 (below Initial Index Level and Trigger Level, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Index Return) $10.00 × (1 + -60%) $4.00

Because the Securities are not called and the Final Index Level is below the Trigger Level, at maturity we will pay you a total of $4.00 per $10.00 principal amount (a 60% loss on the Securities).

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Indices

Included on the following pages is a brief description of each Index. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low Index Closing Levels of each Index. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and 2012 and the first, second and third calendar quarters of 2013. Partial data is provided for the fourth calendar quarter of 2013. We obtained the Index Closing Level information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical Levels of any Index as an indication of future performance.

The Russell 2000® Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under "Equity Index Descriptions — The Russell Indices" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the quarterly high and low Index Closing Levels of the Russell 2000® Index, based on daily Index Closing Levels as reported by Bloomberg, without independent verification. The Index Closing Level of the Russell 2000® Index on December 18, 2013 was 1,133.72. The actual Initial Index Level will be the Index Closing Level on the Trade Date. We obtained the Index Closing Levels and other information below from Bloomberg, without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2008	3/31/2008		753.55	643.97	687.97
4/1/2008	6/30/2008		763.27	686.07	689.66
7/1/2008	9/30/2008		754.38	657.72	679.58
10/1/2008	12/31/2008		671.59	385.31	499.45
1/1/2009	3/31/2009		514.71	343.26	422.75
4/1/2009	6/30/2009		531.68	429.16	508.28
7/1/2009	9/30/2009		620.69	479.27	604.28
10/1/2009	12/31/2009		634.07	562.40	625.39
1/1/2010	3/31/2010		690.30	586.49	678.64
4/1/2010	6/30/2010		741.92	609.49	609.49
7/1/2010	9/30/2010		677.64	590.03	676.14
10/1/2010	12/31/2010		792.35	669.45	783.65
1/1/2011	3/31/2011		843.55	773.18	843.55
4/1/2011	6/30/2011		865.29	777.20	827.43
7/1/2011	9/30/2011		858.11	643.42	644.16
10/1/2011	12/31/2011		765.43	609.49	740.92
1/1/2012	3/31/2012		846.13	747.28	830.30
4/1/2012	6/30/2012		840.63	737.24	798.49
7/1/2012	9/30/2012		864.70	767.75	837.45
10/1/2012	12/31/2012		852.49	769.48	849.35
1/1/2013	3/31/2013		953.07	872.60	951.54
4/1/2013	6/30/2013		999.99	901.51	977.48
7/1/2013	9/30/2013		1,078.41	989.47	1,073.79
10/1/2013	12/18/2013	*	1,142.89	1,043.46	1,133.72

*As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 18, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the daily performance of the Russell 2000® Index from January 2, 2003 through December 18, 2013, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Level, equal to 72.50% of the Index Closing Level of the Russell 2000® Index on December 18, 2013. The actual Trigger Level will be finalized on the Trade Date and provided in the pricing supplement based on the Index Closing Level of the Russell 2000® Index on the Trade Date (the Initial Index Level) and will not be less than 70% or greater than 75% of the Initial Index Level.

Past performance of the Index is not indicative of the future performance of the Index.

The S&P 500® Index

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under "Equity Index Descriptions — The S&P 500® Index" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the S&P 500® Index

The following table sets forth the quarterly high and low Index Closing Levels of the S&P 500® Index, based on daily Index Closing Levels as reported by Bloomberg, without independent verification. The Index Closing Level of the S&P 500® Index on December 18, 2013 was 1,810.65 The actual Initial Index Level will be the Index Closing Level on the Trade Date. We obtained the Index Closing Levels and other information below from Bloomberg, without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2008	3/31/2008		1,447.16	1,273.37	1,322.70
4/1/2008	6/30/2008		1,426.63	1,278.38	1,280.00
7/1/2008	9/30/2008		1,305.32	1,106.39	1,166.36
10/1/2008	12/31/2008		1,161.06	752.44	903.25
1/1/2009	3/31/2009		934.70	676.53	797.87
4/1/2009	6/30/2009		946.21	811.08	919.32
7/1/2009	9/30/2009		1,071.66	879.13	1,057.08
10/1/2009	12/31/2009		1,127.78	1,025.21	1,115.10
1/1/2010	3/31/2010		1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010		1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010		1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010		1,259.78	1,137.03	1,257.64
1/1/2011	3/31/2011		1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011		1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011		1,353.22	1,119.46	1,131.42
10/1/2011	12/31/2011		1,285.09	1,099.23	1,257.60
1/1/2012	3/31/2012		1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012		1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012		1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012		1,461.40	1,353.33	1,426.19
1/1/2013	3/31/2013		1,569.19	1,457.15	1,569.19
4/1/2013	6/30/2013		1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013		1,725.52	1,614.08	1,681.55
10/1/2013	12/18/2013	*	1,810.65	1,655.45	1,810.65

*As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 18, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the daily performance of the S&P 500® Index from January 2, 2003 through December 18, 2013, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Level, equal to 82.50% of the Index Closing Level of the S&P 500® Index on December 18, 2013. The actual Trigger Level will be finalized on the Trade Date and provided in the pricing supplement based on the Index Closing Level of the S&P 500® Index on the Trade Date (the Initial Index Level) and will not be less than 80% or greater than 85% of the Initial Index Level.

Past performance of the Index is not indicative of the future performance of the Index.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-30 of the accompanying product supplement no. UBS-11-I.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this free writing prospectus.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples" in this free writing prospectus for an illustration of the risk-return profile of the Securities and "The Indices" in this free writing prospectus for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the applicable Securities, plus the estimated cost of hedging our obligations under the applicable Securities.